Exhibit 99.3

January 30, 2026

Board of Directors

Black Hills Corporation

7001 Mount Rushmore Road

Rapid City, SD 57701

Re:	Initially Filed Registration Statement on Form S-4 of Black Hills Corporation (File No. 333- ), filed January 30, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 18, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to Black Hills Corporation (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.98 shares of common stock, par value $1.00 per share (the “Company Common Stock”), of the Company to be issued in exchange for each outstanding share of common stock, par value $0.01 per share (the “NorthWestern Common Stock”), of NorthWestern Energy Group, Inc. (“NorthWestern”) (other than shares to be canceled in accordance with the Agreement (as defined below)) pursuant to the Agreement and Plan of Merger, dated as of August 18, 2025 (the “Agreement”), by and among the Company, River Merger Sub Inc., a direct wholly owned subsidiary of the Company, and NorthWestern.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Risk Factors Related to the Merger”, “Background of the Merger”, “Recommendations of the Black Hills Board and its Reasons for the Merger” “Summary – Opinion of Black Hills’ Financial Advisor”, “The Proposed Merger – Opinion of Black Hills’ Financial Advisor,” and “Annex B – Opinion of Goldman Sachs & Co. LLC” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)